Exhibit 99.1

W2007 Grace I, LLC and WNT Holdings, LLC

Combined Consolidated Financial Statements

As of and for the year ended December 31, 2014

And Report of Independent Auditors

Report of Independent Auditors

The Members of

W2007 Grace I, LLC and WNT Holdings, LLC

We have audited the accompanying combined consolidated financial statements of W2007 Grace I, LLC and WNT Holdings, LLC (the Company), which comprise the combined consolidated balance sheet as of December 31, 2014, and the related combined consolidated statements of operations and comprehensive loss, changes in equity and cash flows for the year then ended, and the related notes to the combined consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined consolidated financial position of W2007 Grace I, LLC and WNT Holdings, LLC at December 31, 2014, and the combined consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Fort Worth, Texas

April 2, 2015

W2007 GRACE I, LLC and WNT HOLDINGS, LLC

COMBINED CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2014

(in thousands, except share and per share amounts)

ASSETS

INVESTMENTS IN REAL ESTATE, net	$1,280,869

CASH AND CASH EQUIVALENTS	87,480

RESTRICTED CASH	25,222

ACCOUNTS RECEIVABLE, net	9,077

OTHER ASSETS	6,635

INTEREST RATE DERIVATIVE INSTRUMENT, at fair value	16

DEFERRED FINANCING COSTS, net of accumulated amortization of $8,975	14,219

DEFERRED FRANCHISE FEES, net of accumulated amortization of $4,235	4,253

Total assets	$1,427,771

LIABILITIES AND EQUITY

NOTES PAYABLE	$1,179,126

OTHER LIABILITIES:
Accounts payable and accrued liabilities	67,893
Accrued interest payable	1,020

Total liabilities	1,248,039

COMMITMENTS AND CONTINGENCIES

PREFERRED STOCK, $0.01 par value, 10,000,000 shares authorized:
Series B, 8.75%, $0.01 par value, $25.00 redemption value, 3,450,000 shares issued and outstanding	60,375
Series C, 9.00%, $0.01 par value, $25.00 redemption value, 2,400,000 shares issued and outstanding	40,800
Series D, 8.00%, $0.01 par value, $250.00 redemption value, 125 shares issued and outstanding	31

MEMBERS' EQUITY	78,526

Total equity	179,732

Total liabilities and equity	$1,427,771

The accompanying notes are an integral part of these combined consolidated financial statements.

W2007 GRACE I, LLC and WNT HOLDINGS, LLC

COMBINED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEAR ENDED DECEMBER 31, 2014

(in thousands)

REVENUES:
Rooms	$442,901
Food and beverage	8,669
Other	6,790
Total hotel revenues	458,360

OPERATING EXPENSES:
Direct hotel expenses:
Rooms	111,991
Food and beverage	7,953
Other	4,482
Non-departmental	141,282
Property tax, ground lease, insurance and property management fees	33,359
Corporate overhead	12,579
Asset management fees	5,646
Depreciation and amortization	82,503
Impairment charges	62,295
Total operating expenses	462,090
OPERATING LOSS	(3,730)
Interest income	81
Interest expense	(63,315)
Other income	159
Unrealized loss on derivatives	(277)
Gain on sale of investment in real estate	221
Contingent loss on litigation settlement	(24,250)
Gain on extinguishment of debt	13,199
NET LOSS	$(77,912)

COMPREHENSIVE LOSS	$(77,912)

The accompanying notes are an integral part of these combined consolidated financial statements.

W2007 GRACE I, LLC and WNT HOLDINGS, LLC

COMBINED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2014

(in thousands)

	PREFERRED STOCK			EQUITY MEMBERS
	Series B	Series C	Series D	W2007 Finance Sub, LLC	Whitehall Parallel Global Real Estate LP 2007	TOTAL EQUITY
Balance as of January 1, 2014	$60,375	$40,800	$31	$144,319	$4,711	$250,236
Contribution	-	-	-	678	22	700
Forgiveness of accrued asset management fees	-	-	-	6,496	212	6,708
Net loss	-	-	-	(75,449)	(2,463)	(77,912)
Balance as of December 31, 2014	$60,375	$40,800	$31	$76,044	$2,482	$179,732

The accompanying notes are an integral part of these combined consolidated financial statements.

W2007 GRACE I, LLC and WNT HOLDINGS, LLC

COMBINED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2014

(in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(77,912)
Adjustments to reconcile net loss to net cash from operating activities:
Bad debt expense	173
Accretion of notes payable fair value adjustment	1,006
Amortization of deferred financing costs	7,444
Fair value adjustment of interest rate derivative	277
Deductible on involuntary conversion claims	565
Depreciation and amortization	82,503
Amortization of below market ground leases	261
Gain on extinguishment of debt	(13,199)
Net gain on sale of investment in real estate	(221)
Impairment charges	62,295
Contingent loss on litigation settlement	24,250
Changes in operating assets and liabilities:
Accounts receivable	(1,301)
Other assets	(350)
Accounts payable and accrued liabilities	8,194
Accrued interest payable	(2,310)

Net cash from operating activities	91,675

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to investments in real estate	(36,745)
Proceeds from property casualty insurance	2,455
Net proceeds from sale of investment in real estate	240
Change in restricted cash	21,627

Net cash used in investing activities	(12,423)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash contributions	700
Purchase of interest rate derivative instruments	(293)
Payment of deferred financing costs	(21,049)
Proceeds from notes payable	976,000
Principal payments on notes payable	(959,605)

Net cash from financing activities	(4,247)

NET CHANGE IN CASH AND CASH EQUIVALENTS	75,005

CASH AND CASH EQUIVALENTS, beginning of year	12,475

CASH AND CASH EQUIVALENTS, end of year	$87,480

SUPPLEMENTAL DISCLOSURES:
Interest paid	$56,959
Non-cash additions to investments in real estate included in accounts payable and accrued liabilities	$1,669

The accompanying notes are an integral part of these combined consolidated financial statements.

W2007 GRACE I, LLC and WNT HOLDINGS, LLC

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION:

W2007 Grace I, LLC (Grace I), a Tennessee limited liability company, was formed on June 19, 2007. Grace I is owned by W2007 Finance Sub, LLC, a Delaware limited liability company, and Whitehall Parallel Global Real Estate Limited Partnership 2007, a Delaware limited partnership (collectively, Whitehall). Net income or loss is allocated among the members in accordance with Grace I’s limited liability company agreement. WNT Holdings, LLC (WNT), a Delaware limited liability company, was organized effective July 10, 2012. WNT is also owned by Whitehall. Net income or loss is allocated among the members in accordance with WNT’s limited liability company agreement. The general partner of Whitehall Parallel Global Real Estate Limited Partnership 2007 and the partnerships owning W2007 Finance Sub, LLC is a wholly-owned subsidiary of The Goldman Sachs Group, Inc. (GS Group) and, therefore, is an affiliate of GS Group. GS Group in turn also controls Goldman, Sachs & Co. (GS) and Goldman Sachs Mortgage Company (GSMC). Consequently, GS and GSMC are also affiliates of Whitehall.

Grace I, W2007 Grace Acquisition I, Inc. (Grace Acquisition I), Equity Inns, Inc. (Equity Inns), Grace II, L.P. (Grace II) and Equity Inns Partnership, L.P. (Equity LP) entered into an agreement and plan of merger (Merger Agreement) whereby Equity Inns would merge with and into Grace Acquisition I and Grace II would merge with and into Equity LP (Merger). The Merger was completed on October 25, 2007. Prior to the Merger, Grace I had no operations other than its activities in anticipation of the Merger.

Prior to the Merger, Equity Inns was a public hotel company and had elected to be taxed as a real estate investment trust (REIT) for federal income tax purposes. Equity Inns, through its wholly owned subsidiary, Equity Inns Trust (Equity Trust), was the sole general partner of Equity LP. Equity Inns, Equity Trust and Equity LP (and its wholly owned subsidiaries) are hereinafter collectively referred to as Equity. Prior to the Merger, Equity owned 137 limited-service hotels located throughout the United States.

Subsequent to the Merger, Grace II changed its name to W2007 Equity Inns Partnership, L.P. (W2007 Equity LP). As of December 31, 2014, Grace I owns all of the common shares of Grace Acquisition I and Grace Acquisition I owns a 1% general partnership interest in W2007 Equity LP (with Grace I owning a 1% general partnership interest and a 98% limited partnership interest). In addition, as of December 31, 2014, Grace I is the sole member of W2007 EQN Intermountain, LLC (Intermountain), which owned a hotel located in Reno, Nevada prior to the transfer to its lender through a deed in lieu agreement during 2012. Grace I, Grace Acquisition I, Intermountain and W2007 Equity LP (and its wholly owned subsidiaries) are hereinafter collectively referred to as Grace.

Following the Merger, Grace Acquisition I and Grace I entered into a Keepwell Agreement, effective as of the date of the Merger (the Keepwell Agreement), pursuant to which Grace I agreed to make such cash payments to Grace Acquisition I as are necessary to enable Grace Acquisition I to satisfy its obligations to the holders of its 8.75% Series B cumulative preferred stock (Series B preferred stock) and 9.00% Series C cumulative preferred stock (Series C preferred stock) in accordance with Grace Acquisition I’s charter when Grace Acquisition I determines, or is legally compelled, to satisfy such obligations. To date, no payments have been made and none are due under the Keepwell Agreement. The Keepwell Agreement may be terminated only by an agreement by both parties at any time upon 30 days’ prior written notice. There are no third-party beneficiaries of the Keepwell Agreement.

On March 31, 2008, Grace Acquisition I, pursuant to Section 856(g)(2) of the Internal Revenue Code of 1986, as amended (the Code), revoked its election under Section 856(c)(1) of the Code to be a REIT for the taxable year ending on December 31, 2008. Consequently, subsequent to December 31, 2007, Grace Acquisition I is subject to income taxes at statutory corporate rates.

Grace leased substantially all of its hotels to subsidiaries (TRS Lessees) of W2007 Equity Inns TRS Holdings, Inc. (TRS Holdings), a taxable REIT subsidiary, pursuant to certain percentage lease agreements (the TRS Leases). The TRS Leases were necessary for Grace to comply with certain REIT provisions of the Code. As discussed above, Grace has revoked its election to be taxed as a REIT. As of December 31, 2012, all of the TRS Leases had been terminated.

In July 2012, WNT acquired, for $175,000,000, an option (Purchase Option) to purchase a 97% equity interest in W2007 Equity Inns Senior Mezz, LLC (Senior Mezz), a wholly owned subsidiary of Grace I, from an affiliate of GSMC. The Purchase Option was not effective or exercisable until certain notes payable of Senior Mezz and its subsidiaries had been paid in full. On April 11, 2014, Senior Mezz and its subsidiaries refinanced the GE Mortgage (as defined in Note 7) and WNT exercised the Purchase Option. Prior to the exercise of the Purchase Option, WNT had no operations other than its activities in anticipation of the exercise of the Purchase Option. WNT and its subsidiaries are hereinafter collectively referred to as WNT.

Grace and WNT are separate entities that do not have ownership interest in each other but are under common control of Whitehall. Since Grace and WNT are under common control of Whitehall, the consolidated financial statements of Grace and WNT have been combined and Grace and WNT collectively are hereinafter referred to as the Company.

As of December 31, 2014, the Company owns 126 hotels located in 35 states, which operate under franchise agreements with Marriott, Hilton, Hyatt and Intercontinental. As of December 31, 2014, the managers of these hotels are as follows:

Number of Hotels

Hilton Hotels Corporation	46
Pillar Hotels and Resorts, L.P.	24
McKibbon Hotel Group	21
Huntington Hotel Group	13
Other (represented by four different management companies)	22
126

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of presentation

As previously discussed, Grace and WNT are separate entities that do not have ownership interest in each other but are under common control of Whitehall. Since Grace and WNT are under common control of Whitehall, the consolidated financial statements of each of Grace and WNT have been combined and Grace and WNT collectively are hereinafter referred to as the Company. The combined consolidated financial statements include the accounts of Grace I and its subsidiaries and WNT and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of estimates

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management has evaluated subsequent events through April 2, 2015, the date which the financial statements were available to be issued.

Investments in real estate

Real estate investments are carried at depreciated cost net of reduction for impairment. Expenditures for ordinary repairs and maintenance are expensed as incurred. Significant renovations and improvements, which improve or extend the useful life of the assets, are capitalized. Full stock replacements of china, glass, silver, uniforms and linen are capitalized and incidental purchases are expensed as incurred.

Investments in real estate consist of the following (in thousands):

Land and improvements	$259,924
Buildings and improvements	1,088,921
Furniture, fixtures and equipment	345,853
Below market ground leases	13,253
Total cost	1,707,951
Accumulated depreciation/amortization	(427,082)
Investments in real estate, net	$1,280,869

Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets as follows: buildings and improvements over 7.5 to 39 years; land improvements over 15 years; and furniture, fixtures and equipment, including china, glass, silver, uniforms and linen, over 3 to 7 years. Below market ground leases are amortized over the remaining term of the related lease agreements, which ranged from 15 to 51 years as of December 31, 2014. For the period ended December 31, 2014, the Company recognized depreciation expense of $81,972,000.

Assets are classified as held for sale if a disposal plan is in place, actions to achieve the sale have been initiated, a sale is probable and it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Sales of the Company’s investments in real estate take a significant amount of time to consummate and many changes in the terms and timing are typical in the process. Accordingly, management does not classify assets as held for sale until a contract is pending, closing is scheduled and the probability of significant changes in terms or timing is insignificant. We evaluate assets held for sale for impairment each reporting period and record them at the lower of their carrying amounts or fair value less costs to sell.

On May 23, 2014, the subsidiaries of Grace I and WNT entered into an agreement to sell their 126 hotels for a combined purchase price of $1.925 billion, subject to certain adjustments, to affiliates of ARC Hospitality.  The agreement was subsequently amended and restated on November 11, 2014 to exclude ten hotels from the sale (all ten of which are owned by subsidiaries of WNT), remove several closing contingencies and extend the closing date.  The amended and restated agreement provided for the sale of 116 hotels for a combined purchase price of $1.808 billion with closing scheduled on February 27, 2015 (see Note 14).  The closing of the sale was subject to lender approvals as well as other customary closing conditions.  As of December 31, 2014, the Company concluded that there could be no assurance that the transaction would close as scheduled and, therefore, the real estate investments to be sold were not classified as held for sale as of December 31, 2014.

Fair value measurements

Fair value measurements are market-based measurements, not entity-specific measurements. Fair value measurement assumptions are classified under a hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and management’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Management’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Fair value measurements of financial and nonfinancial assets and liabilities are based on (1) the assumptions that market participants would use in pricing the asset or liability, if available, or (2) management’s estimates of market participant assumptions.

Certain assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances (for example, when recording impairment on long-lived assets). The following table presents nonfinancial assets measured at fair value on a nonrecurring basis as of December 31, 2014 and the related impairment charges recorded (in thousands):

	Level 1	Level 2	Level 3	Total Impairment Write-downs
Investments in real estate	$-	$-	$-	$51,776	(1)
Investments in real estate	-	-	-	2,447	(2)
Investments in real estate	-	-	74,827	8,072
				$62,295

(1)	This impairment charge was recognized during the three months ended June 30, 2014 based on a fair value (Level 3) of $176,355 as of June 30, 2014.
(2)	This impairment charge was recognized during the three months ended September 30, 2014 based on a fair value (Level 3) of $58,796 as of September 30, 2014.

Management reviews its investments for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The impairment write-downs recorded during the year ended December 31, 2014 were the result of the allocated purchase prices of the hotels under contract to sell to ARC Hospitality, which represents management’s best estimate of fair values, and for the hotels that were not under contract to ARC Hospitality, were the result of unfavorable economic conditions within the markets in which the impaired hotels were located and hotel specific factors that were expected to negatively impact the future operations of the hotels. The assumptions used both in estimating fair values through a discounted cash flow model and the undiscounted cash flow analysis are inherently judgmental and reflect current and projected trends in revenue per available room, operating expenses, capitalization rates, discount rates, and the estimated holding periods for the applicable hotels. If an indicator of potential impairment existed, the hotel was tested for impairment for financial accounting purposes by comparing its carrying value to the estimated future undiscounted cash flows. The amount of the impairment is calculated as the amount by which the carrying value of the hotel exceeds its fair value.

The following table presents quantitative information about significant unobservable inputs used in determining the fair value of the above noted nonfinancial assets (in thousands):

Property Type	Fair Value	Valuation Techniques	Unobservable Inputs	Range of Inputs
Hotels	$309,978	Discounted cash	Discount rate	12%
		flows	Exit price per key	$40 - $126
			Hold period	2 - 24 months
			Revenue growth	(8%) - 45%
			Expense growth	(10%) - 17%

Cash and cash equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less that are not restricted to be cash equivalents. Cash equivalents are placed with reputable institutions and the balances may at times exceed federally insured deposit levels; however, the Company has not experienced any losses in such accounts. The Company also considers deposits in transit from credit card processors to be cash equivalents.

Accounts receivable and related allowance for doubtful accounts

Accounts receivable consist of amounts owed by guests staying in the hotels as of December 31, 2014 and amounts due from business customers or groups. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of guests to make required payments for services. The allowance is maintained at a level believed adequate to absorb estimated receivable losses. The estimate is based on receivable loss experience, known and inherent credit risks, current economic conditions and other relevant factors including specific reserves for certain accounts. The allowance for doubtful accounts is $356,613 as of December 31, 2014.

Deferred financing costs

Deferred financing costs incurred in connection with the issuance of the notes payable are amortized over the contractual lives of the related notes payable using the straight-line method, adjusted for actual prepayments, which approximates the effective interest method. The respective amortization is included in interest expense in the accompanying combined consolidated statement of operations and comprehensive loss.

Deferred franchise fees

The Company amortizes initial payments for franchises using the straight-line method over the lives of the franchise agreements, which range from 5 to 21 years. The respective amortization is included in depreciation and amortization in the accompanying combined consolidated statement of operations and comprehensive loss.

Inventory

Inventories consist principally of food and beverage products and are stated at the lower of cost (as determined on a first-in, first-out basis) or market value. Inventories are included in other assets in the accompanying combined consolidated balance sheet.

Preferred stock

The carrying values of Grace Acquisition I’s Series B preferred stock and Series C preferred stock are $17.50 and $17.00 per share, respectively, which represent the fair values at the Merger date.

Revenue recognition

Revenues include room, food and beverage, and other hotel revenues such as guest telephone charges, equipment rentals, vending income, in-room movie sales, parking and business centers. Revenues from the hotels are recognized when the services are delivered and are recorded net of any sales or occupancy taxes collected from guests.

Non-departmental expenses

Non-departmental expenses include hotel-level general and administrative expenses, advertising and marketing costs, repairs and maintenance, frequent guest programs, franchise fees and utility costs. Non-departmental expenses are expensed as incurred.

Advertising and marketing

Advertising and marketing costs are expensed as incurred or as the advertising takes place. Advertising and marketing costs were $9,435,000 for the year ended December 31, 2014. Included in marketing costs are fees (generally a percentage of room revenue) payable to marketing funds of the franchisors of the hotels.

Interest rate derivative instruments

The Company’s derivative transactions consist of two interest rate cap agreements entered into to mitigate the Company’s exposure to increasing borrowing costs in the event of a rising interest rate environment. The Company has elected not to designate its interest rate cap agreements as cash flow hedges. Therefore, changes in the fair values of the interest rate caps are recorded as unrealized gain or loss on derivatives in the accompanying combined consolidated statement of operations and comprehensive loss.

The valuation of the interest rate caps are determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The cash receipts are based on an expectation of future interest rates using a forward curve that is derived from observable market interest rate curves.

The analysis has incorporated credit valuation adjustments to appropriately reflect the respective counterparty’s nonperformance risk in the fair value measurements. Management evaluated the counterparty’s nonperformance risk based on the counterparty’s most recent credit rating and any changes in credit rating over the past year. In adjusting the fair value of the derivative contract for the effect of nonperformance risk, management has considered the impact of netting and any applicable credit enhancements. Management concluded that the nonperformance risk is insignificant and no adjustment to the value was necessary for this input. Therefore, all inputs used to value the derivatives fall within Level 2 of the fair value hierarchy and the derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Income taxes

Except as described below, the Company is not a taxpaying entity and, accordingly, records no federal income taxes. The members are individually responsible for reporting their share of the Company’s taxable loss on their income tax returns. Certain transactions of the Company may be subject to accounting methods for income tax purposes which differ from the accounting methods used in preparing these financial statements. Accordingly, the net income or loss of the Company and the resulting balances in the equity accounts reported for income tax purposes may differ from the balances reported for those same items in the accompanying combined consolidated financial statements.

Grace Acquisition I and TRS Holdings (the Taxable Entities) are subject to federal and state income taxes. The Taxable Entities account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.

For uncertain tax positions, the Company makes a determination as to whether it is “more likely than not” that a tax position taken, based on its technical merits, will be sustained upon examination, including resolution of any appeals and litigation processes. If the more-likely-than-not threshold is met, the Company measures the related tax position to determine the amount of provision or benefit, if any, to recognize in the financial statements.  The Company applies this policy to all tax positions related to income taxes subject to the asset and liability method.  The Company files income tax returns in the U.S. federal jurisdiction and various states. If applicable, the Company classifies interest and penalties related to underpayment of income taxes as income tax expense. No income tax examinations are currently in process. As of December 31, 2014, tax years 2011 through 2014 remain subject to potential examination by certain federal and state taxing authorities. There are no amounts related to interest and penalties for the year ended December 31, 2014 and management has determined that no material unrecognized tax benefits or liabilities exist as of December 31, 2014.

Concentration of credit risk

As of December 31, 2014, based on total revenues, the Company’s hotels are concentrated in Florida (18%), Texas (9%), Tennessee (7%), Illinois (6%), Kentucky (5%), California (5%), and Georgia (4%).

Segment reporting

The Company considers each of its hotels to be an operating segment, none of which meets the threshold for a reportable segment as prescribed by the authoritative accounting guidance. The Company allocates resources and assesses operating performance based on each individual hotel. Additionally, the Company aggregates these individually immaterial operating segments into one segment using the criteria established by the authoritative accounting guidance, including the similarities of its product offering, types of customers and method of providing service.

Recently issued accounting standards

In April 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-08 Presentation of Financial Statements and Property, Plant and Equipment: Reporting Discontinued Operations and Disclosure of Disposals of Components of an Entity (ASU 2014-08). Under the new guidance, only a disposal of a component that represents a major strategic shift of an organization qualifies for discontinued operations reporting. The guidance also requires expanded disclosures about discontinued operations and new disclosures in regards to individually significant disposals that do not qualify for discontinued operations reporting. This guidance is effective for the first annual period beginning on or after December 15, 2014. Early adoption is permitted, but only for disposals that have not been reported in previously-issued financial statements. The Company elected to early adopt this guidance for the year ended December 31, 2014. During the year ended December 31, 2014, the Company did not have any disposals that represented a strategic shift nor were there any property sales in the current year that would have met the definition of discontinued operations prior to the adoption of the new standard.

In May 2014, the FASB issued ASU 2014-09 Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. The standard permits the use of either the retrospective or cumulative effect transition method. The new standard is effective for the Company on January 1, 2018, but can be early adopted on January 1, 2017. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting. The Company will make additional disclosures upon adoption.

In August 2014, the FASB issued ASU 2014-15 Presentation of Financial Statements – Going Concern. The new guidance establishes management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles in U.S. auditing standards. Specifically, ASU 2014-15 provides a definition of the term substantial doubt and requires an assessment for a period of one year after the date that the financial statements are issued or available to be issued. It also requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans and requires an express statement and other disclosures when substantial doubt is not alleviated. The guidance is effective for the annual periods beginning on or after December 15, 2016; early adoption is permitted. The Company has not adopted ASU 2014-15, however, the Company does not anticipate that the adoption of this standard will have a material impact on the financial position, results of operations and related disclosures.

3. RELATED PARTY TRANSACTIONS:

The asset management agreements between Grace I and Goldman Sachs Realty Management, L.P. (RMD) and WNT and RMD are effective through December 31, 2019. Either party to the agreement may terminate the agreement with 30 days written notice without cause or the payment of a fee. The owner of RMD is an affiliate of the Company.

RMD is paid a monthly fee by the Company for its asset management services. Pursuant to a Modification Agreement, the asset management fee was limited to $6,600,000 in 2011 with 5% increases in subsequent years thereafter until the GE Mortgage (as defined in Note 7) was repaid, which occurred in April 2014. In connection with the refinancing of the GE Mortgage, the restriction on the payment of asset management fees terminated. In April 2014, the Company paid $4,650,000 in accrued asset management fees to RMD and RMD forgave $6,708,000 in accrued asset management fees. The forgiveness was recorded as an increase in members’ equity as the indebtedness was forgiven by RMD, an affiliate of the Company. For the year ended December 31, 2014, RMD earned asset management fees of $5,646,000.

RMD is entitled to receive a disposition fee equal to 0.50% of the adjusted proceeds of $5,000,000 or more and 0.75% of the adjusted proceeds under $5,000,000 received by the Company in connection with the sale of any asset owned by the Company. As of December 31, 2014, accrued disposition fees were $384,000.

See also Notes 1, 7, 8 and 13 for additional related party transactions.

4. HOTEL MANAGEMENT AGREEMENTS:

As of December 31, 2014, the Company had engaged eight third party property managers to manage its hotels. The management agreements provide for the payment of base fees (generally based on fixed percentages of the gross revenues of the hotels managed) and incentive fees (generally based on the “gross operating profit” of the hotels managed). For the year ended December 31, 2014, the Company incurred base management fees of $8,439,000, and incentive fees of $880,000, respectively, which are included in property tax, ground lease, insurance and property management fees in the accompanying combined consolidated statement of operations and comprehensive loss. The management agreements have remaining terms ranging from one to two years, as of December 31, 2014, and certain management agreements have penalties for early termination.

The Company pays its third party property managers a fixed monthly accounting fee. The accounting fee was approximately $2,297,000 for the year ended December 31, 2014, and is included in non-departmental direct hotel expenses in the accompanying combined consolidated statement of operations and comprehensive loss.

The Company also pays one of its property managers a monthly capital oversight fee generally equal to costs incurred related to procurement activities surrounding the Company’s capital expenditures. The capital oversight fee was approximately $1,439,000 for the period ended December 31, 2014. The capital oversight fees were capitalized to investments in real estate in the accompanying combined consolidated balance sheets.

5. RESTRICTED CASH:

As of December 31, 2014, restricted cash consists of the following (in thousands):

Required repairs reserve	$1,959
Debt service reserve	47
Ground rent reserve	93
Furniture, fixtures and equipment reserve	7,791
Real estate taxes reserve	2,944
Interest reserve	61
Property improvement project reserve	11,868
Insurance reserve	211
Other reserves	248
$25,222

The above noted reserves are required and controlled by the lenders of the notes payable described in Note 7 and are restricted for specific use. The Company considers all changes in restricted cash to be investing activities in the consolidated statements of cash flows as the cash is invested in interest bearing accounts.

6. OTHER ASSETS:

As of December 31, 2014, other assets consist of the following (in thousands):

Prepaid insurance	$2,523
Prepaid real estate taxes	768
Prepaid interest	656
Utility deposits	151
Inventory	289
Capital expenditure deposits	1,169
Other	1,079
$6,635

7. NOTES PAYABLE:

The Company has the following notes payable outstanding as of December 31, 2014 (in thousands):

Indebtedness	Maturity	Interest Rate	Debt Balance
GACC Mortgage	May 2016	LIBOR(1) + 3.11%	$865,000
GACC Mezzanine	May 2016	LIBOR(1) + 4.77%	111,000
Mortgages (7 hotels)	Dec. 2016	5.865%	77,211
Mortgages (6 hotels)	Oct. 2016	5.650%	24,726
Mortgages (6 hotels)	Dec. 2015	5.440%	48,984
Junior Subordinated Debt	Jul. 2035	LIBOR(2) + 2.85%	50,000
Mortgage A	Mar. 2015	5.770%	3,726
			$1,180,647
Fair value adjustment			(1,521)
			$1,179,126

(1) The 30-day LIBOR rate was 0.17% as of December 31, 2014.

(2) The 90-day LIBOR rate was 0.26% as of December 31, 2014.

On April 11, 2014, subsidiaries of Senior Mezz refinanced its existing mortgage notes payable and mezzanine notes payable (the GE Mortgage) with a new $976 million mortgage and mezzanine loan originated by German American Capital Corporation (the GACC Mortgage and Mezzanine Loans). In connection with the refinancing, the “cash trap” under the GE Mortgage and the cash flow pledge of the 20 hotels which were not collateral on the GE Mortgage ceased. The GACC Mortgage and Mezzanine Loans are recorded at cost and are secured by 106 of the Company’s hotels. The GACC Mortgage and Mezzanine Loans bear interest at 30-day LIBOR plus 3.11% and 4.77%, respectively, with interest only due monthly in arrears and matures in May 2016. The GACC Mortgage and Mezzanine Loans have three one-year extension options available upon the satisfaction of certain conditions, the most restrictive of which is a debt yield test.

The GE Mortgage bore interest at 90-day LIBOR, with a 1% floor, plus 6.86% which was due monthly in arrears. The Company recognized interest on the GE Mortgage under the effective interest method. In connection with the repayment of the GE Mortgage on April 11, 2014, the Company wrote-off the interest accrued under the effective interest method that was not due or payable to the lender. This write-off resulted in a gain of approximately $13,199,000, which is included in gain on extinguishment of debt in the accompanying combined consolidated statement of operations and comprehensive loss.

During the year ended December 31, 2014, GSMC earned interest of $552,000 under the GE Mortgage.

During the year ended December 31, 2014, the Company paid approximately $21,049,000 of deferred financing costs, of which approximately $3,904,000 was paid to GSMC in connection with the origination of the GACC Mortgage and Mezzanine Loans and this fee is included in deferred financing costs in the accompanying combined consolidated balance sheet.

In November 2006, Equity completed an aggregate of $95,000,000 in collateralized financing under eight non-recourse, individual loan agreements. Each loan bears interest at a fixed rate of 5.865% per annum, with principal and interest payments due monthly until maturity on December 1, 2016, based on a 30-year amortization schedule. The Company assumed these loans in connection with the Merger. Under the loan agreements, if the collateralized property does not maintain a certain debt service coverage ratio (DSCR) or the Company does not spend an amount greater than or equal to 4% of that property’s operating revenues on furniture, fixtures and equipment (FF&E) expenditures for the first six years of the loan, then for the trailing five years annually thereafter, the Company will be required to fund an additional monthly amount into a lender controlled FF&E reserve from the point of noncompliance.

In September 2006, Equity completed an aggregate of $50,000,000 in collateralized financing under nine non-recourse, individual loan agreements. Each loan bears interest at a fixed rate of 5.65% per annum, with principal and interest payments due monthly until maturity on October 1, 2016, based on a 25-year amortization schedule. The Company assumed these loans in connection with the Merger.

In November 2005, Equity completed an aggregate of $73,500,000 in collateralized financing under seven non-recourse, individual loan agreements. Each loan bears interest at a fixed rate of 5.44% per annum, with principal and interest payments due monthly until maturity on December 1, 2015, based on a 25-year amortization schedule. The Company assumed these loans in connection with the Merger. Under the loan agreements, if the collateralized property does not maintain a certain DSCR, the Company’s net operating cash flows will be “trapped.” In addition, beginning in January 2011 on an annual basis, if the Company does not spend an amount greater than or equal to 4% of that property’s operating revenues on FF&E expenditures for the preceding five years of the loan, the Company will be required to fund an additional monthly amount into the FF&E reserve from the point of noncompliance.

In connection with the Merger, the assumption of the loans of Equity described above required the carrying value of the notes payable to be adjusted to the estimated fair value of these obligations at October 25, 2007, the date of the Merger. This fair value adjustment is being accreted over the terms of the respective loans as an increase to interest expense based on the effective interest method. The GACC Mortgage and Mezzanine Loans are recorded at cost.

In June 2005, Equity issued $50,000,000 in junior subordinated debt in a private placement that will mature in July 2035. The junior subordinated debt bore interest at 6.93% per annum for five years and beginning in July 2010, bears interest at 90-day LIBOR plus 2.85% per annum through maturity. Interest on the junior subordinated debt is due quarterly. The junior subordinated debt may be prepaid after July 2010 without penalty. The Company assumed the junior subordinated debt in connection with the Merger, which is recorded at cost.

Substantially all of the debt is collateralized by first mortgages on the hotels. The Company does not have any notes payable that contain cross-default provisions. The terms of the debt, except the the GACC Mortgage and Mezzanine Loans and the junior subordinated debt, generally require prepayment penalties if repaid prior to maturity or contain a defeasance clause whereby the cash flow from purchased defeasance investments would substitute as collateral for the mortgage.

As of December 31, 2014, scheduled principal maturities associated with the notes payable are as follows (in thousands):

Year Ending December 31,	Amount
2015	$55,266
2016	1,075,381
2017	-
2018	-
2019	-
Thereafter	50,000
$1,180,647

8. PREFERRED STOCK OF SUBSIDIARY:

In connection with the Merger, Grace Acquisition I issued 3,450,000 shares of 8.75% Series B cumulative preferred stock and 2,400,000 shares of 9.00% Series C cumulative preferred stock. The preferred shares were issued to holders of Equity’s preferred stock and had terms essentially identical to the Equity preferred stock. The Series B preferred stock may be redeemed at $25.00 per share plus accrued but unpaid dividends at the election of Grace Acquisition I. The Series C preferred stock may be redeemed at $25.00 per share plus accrued but unpaid dividends at the election of Grace Acquisition I, on or after February 15, 2011. The Series B preferred stock and Series C preferred stock have no stated maturity, sinking fund or mandatory redemption and are not convertible into any other securities of Grace Acquisition I.

In February 2008, Grace Acquisition I also issued 125 shares of 8% Series D cumulative preferred stock at $250 per share to GS.

Grace Acquisition I’s board of directors did not declare any dividends during the year ended December 31, 2014 due to the “cash trap” under the GE Mortgage and subsequent to the the GE Mortgage payoff, due to anticipated cash needs for capital improvements and debt maturing in March 2015. As of December 31, 2014, Grace Acquisition I had $86,330,000 in accumulated, undeclared preferred stock dividends. Since at least six quarters of dividends on the Series B preferred stock and Series C preferred stock are outstanding, the preferred shareholders are entitled to elect two members to the board of directors of Grace Acquisition I. Grace Acquisition I has attempted to hold three meetings to elect the new board members; however, at each meeting a quorum was not achieved and, therefore, an election did not occur.

In August 2012, PFD Holdings, LLC (PFD Holdings), an affiliate of Whitehall, purchased 2,018,250 shares of Series B preferred stock and Series C preferred stock. In August 2013, PFD Holdings purchased an additional 1,422,485 shares of Series B preferred stock and Series C preferred stock. In December 2014, PFD Holdings purchased 10,000 shares of Series B preferred stock and Series C preferred stock. As a result of these purchases, PFD Holdings owns 59.0% of the outstanding Series B preferred stock and Series C preferred stock.

Grace Acquisition I’s charter provides for the issuance of up to 10,000,000 shares of preferred stock in one or more series and its board will establish the number of shares in each series and fix the designation, powers, preferences, and rights of each such series and the qualifications, limitations or restriction thereof.

9. OPERATING LEASES:

Nine hotels are subject to ground lease agreements which require monthly payments with increases in rent throughout the term of the leases and have remaining terms ranging from 5 to 48 years (excluding available lessee extension options). Ground lease expense is recognized on a straight-line basis over the lives of the respective ground leases. The ground lease expense was $1,601,000 (including $262,000 of amortization of the below market ground leases) for the year ended December 31, 2014, and is included in property tax, ground lease, insurance and property management in the accompanying combined consolidated statement of operations and comprehensive loss. The estimated amortization expense of the below market ground leases is $262,000 for each of the five succeeding years. Approximate future ground lease payments under non-cancelable ground leases (assuming extension options will not be exercised) as of December 31, 2014, are as follows (in thousands):

Year Ending December, 31	Amount
2015	$872
2016	876
2017	903
2018	917
2019	925
Thereafter	6,975
$11,468

10. FAIR VALUE OF FINANCIAL INSTRUMENTS:

As cash and cash equivalents and restricted cash have maturities of less than three months, the carrying values of cash and cash equivalents and restricted cash approximate fair value (Level 1 of the fair value hierarchy). The carrying values of accounts receivable, accounts payable and accrued liabilities and accrued interest payable approximate fair value due to the short maturity of these instruments (Level 2 of the fair value hierarchy).

The fair value of the Company’s notes payable approximates the fair values as of December 31, 2014. The fair value of the Company’s notes payable has been estimated based on a discounted cash flow analysis using a discount rate representing the Company’s estimate of the rate that would be used by market participants (Level 2 of the fair value hierarchy). Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values.

The fair values of the interest rate derivative instruments change during the life of the instrument as a function of maturity, interest rates and the credit standing of the instrument seller. The terms of the interest rate derivative instruments are shown below (in thousands):

	Notional	Cap
Instrument	Amount	Rate	Maturity
Interest rate cap	$865,000	3.00%	5/8/2016
Interest rate cap	$111,000	3.00%	5/8/2016

11. INCOME TAXES:

The following table reconciles the Taxable Entities’ income tax benefit at statutory rates to the actual income tax benefit recorded (in thousands):

Income tax benefit at federal statutory rate	$(7,164)
State income tax benefit, net of federal income tax benefit	(4,125)
Nondeductible book accrual	9,531
Section 731a capital gain	9,077
Other	813
Increase in valuation allowance	(8,132)
Total income tax benefit	$-

At December 31, 2014, the Taxable Entities’ deferred tax assets, deferred tax liabilities and related valuation allowances consist of the following (in thousands):

Federal and state net operating losses	$31,422
Tax property basis greater than book basis	3,394
Nondeductible book accrual	9,531
Section 731a capital gain	9,077
Other deferred tax assets	647
Total gross deferred tax assets	54,071
Forgiveness of debt treatment	(1,324)
Depreciation	(767)
Other deferred tax liabilities	(39)
Total gross deferred tax liabilities	(2,130)
Net deferred tax asset	51,941
Valuation allowance	(51,941)
$-

As of December 31, 2014, the Company has recorded a valuation allowance equal to 100% of the net deferred tax asset due to the uncertainty of realizing the benefit of these assets. Accordingly, no provision or benefit for income taxes is reflected in the accompanying combined consolidated statement of operations and comprehensive loss. As of December 31, 2014, the Taxable Entities had net operating loss carryforwards for federal income tax purposes of $89,242,000, which begin to expire in 2021, and are available to offset future taxable income, if any, through 2034.

For the year ended December 31, 2014,Grace Acquisition I incurred federal alternative minimum tax expense of $480,000. The Company conducts business in certain states which have taxes with characteristics of an income tax. The Company incurred $562,000 related to such state taxes for the year ended December 31, 2014. Both of these items are included in corporate overhead in the accompanying combined consolidated statement of operations and comprehensive loss.

12. PROPERTY TAX, GROUND LEASE, INSURANCE AND PROPERTY MANAGEMENT FEES:

Property tax, ground lease, insurance and property management fees from continuing operations consists of the following (in thousands):

Property tax	$18,055
Ground lease	1,601
Insurance	4,384
Property management fees	9,319
$33,359

13. COMMITMENTS AND CONTINGENCIES:

The Company is involved in various legal proceedings and disputes arising in the ordinary course of business. The Company does not believe that the disposition of such legal proceedings and disputes will have a material adverse effect on the financial position, continuing operations or cash flows of the Company, other than as disclosed herein.

In September 2013, a putative class action lawsuit (the Johnson Lawsuit) was filed in the Circuit Court of Shelby County, Tennessee by several current and former shareholders of the Series B and C preferred shares of Grace Acquisition I. The complaint, which alleges, among other things, breach of contract and breach of fiduciary duty that resulted in the loss of Series B and Series C preferred share value, names Grace Acquisition I, members of Grace Acquisition I’s board of directors, PFD Holdings, LLC, GS Group, Whitehall, Goldman Sachs Realty Management, L.P. and Grace I as defendants. Shortly after the filing of the Johnson Lawsuit, the defendants removed the case to Federal Court. In November 2013, the plaintiffs filed a motion to remand the case back to the Circuit Court, which the defendants have opposed. On July 28, 2014, the Federal Court denied the plaintiffs’ motion to remand. In addition, in January 2014, the defendants also filed a motion to dismiss the Johnson Lawsuit and the motion was fully briefed on April 24, 2104. In October 2013, a similar lawsuit was filed by another plaintiff in the same Circuit Court (the Dent Lawsuit), alleging similar breaches against several of the same defendants named in the Johnson lawsuit, in addition to a former member of the Company’s board of directors. In January 2014, the plaintiffs and defendants in the Dent Lawsuit agreed to stay that case in favor of proceedings in the aforementioned Johnson Lawsuit. In August 2014, the Company and the other defendants entered into a non-binding memorandum of understanding with respect to a settlement of the claims raised in the Johnson Lawsuit. On August 22, 2014, the parties notified the Court of the proposed settlement, and the Court agreed that the parties would no longer be subject to pending deadlines in the current scheduling order. On September 2, 2014, in light of the proposed settlement, defendants filed a motion to withdraw their motion to dismiss without prejudice to renew that motion later. The Court granted the motion. The parties submitted the proposed settlement stipulation and related papers to the Court for approval on October 9, 2014, and filed additional papers in support of settlement on December 3, 2014 and March 20, 2015. The stipulation of settlement generally provides for the following: (1) the effectuation of a merger that will result in exchange of $26.00 in cash for each share of Series B and C stock outstanding; (2) the establishment of a $6 million fund to be distributed pursuant to a plan of allocation to sellers of the Series B and C preferred stock; and (3) an award of $4 million in counsel fees, subject to approval by the Court. Therefore, during the year ended December 31, 2014, the Company accrued $24.25 million related to the agreement which is included in accounts payable and accrued liabilities in the accompanying combined consolidated balance sheet and in contingent loss on litigation settlement in the combined consolidated statement of operations and comprehensive loss. The Company anticipates funding the settlement with cash on hand or, if necessary, funding from Whitehall. The Company expects that the settlement of the Johnson Lawsuit, if approved, will result in the release of those claims asserted in the Dent Lawsuit. Ongoing defense costs will be expensed as incurred.

As of December 31, 2014, all of the hotels are operated under franchise agreements and are licensed as Hampton Inn (43 hotels), Residence Inn (25), Courtyard (17), Hyatt Place (15), Homewood Suites (10), SpringHill Suites (7), Hilton Garden Inn (3), Fairfield Inn & Suites (2), Holiday Inn (1), Embassy Suites (1), Holiday Inn Express (1) and TownePlace Suites (1).

The franchise agreements generally require the payment of fees based on a percentage of hotel room revenue. Under the franchise agreements, the Company is periodically required to make capital improvements to the hotels in order for them to meet the franchisors’ brand standards. Additionally, under certain loan covenants, the Company is obligated to fund

4% to 5% of total hotel revenues to a separate room renovation account for the ongoing replacement or refurbishment of furniture, fixtures and equipment at the hotels.

Whitehall has guaranteed up to $50,000,000 of the Company’s obligations under the franchise agreements with certain franchisors.

The Company maintains property insurance coverage for catastrophic losses such as hurricanes, earthquakes or floods. For such catastrophic losses, the Company may have higher deductibles or increased self-insurance risk if certain criteria are met, ultimately increasing the potential risk of loss.

In September 2007, a putative class action lawsuit was filed in the Circuit Court of Shelby County, Tennessee (the Circuit Court) on behalf of the former Series B and Series C preferred shareholders of Equity Inns alleging breaches of fiduciary duty against Equity Inns’ former directors. This complaint does not name Equity Inns or any corporate entity as a defendant. In February 2008, the Circuit Court denied the defendants’ motion to dismiss the complaint. In April 2010, the Circuit Court granted the plaintiffs’ motion for class certification, which was ultimately appealed and vacated by the Tennessee Court of Appeals and remanded back to the Circuit Court. During the second quarter of 2012, the plaintiffs filed a second amended complaint and a new motion for class certification. In April 2013, the Circuit Court granted the new motion and certified a class and three subclasses. The defendants appealed the Circuit Court's ruling, and in May 2014 the Tennessee Court of Appeals vacated the Circuit Court’s order certifying a class and remanded the case to the Circuit Court for further proceedings consistent with its opinion. The Company does not believe that the disposition of such legal proceedings and disputes will have a material adverse effect on the financial position, continuing operations or cash flows of the Company.

14. SUBSEQUENT EVENTS:

In January 2015, the action commenced in September 2007 against Equity Inns’ former directors was voluntarily dismissed.

On February 27, 2015, 116 hotel assets were sold to affiliates of ARC Hospitality for a combined purchase price of $1.808 billion.

In the sale, Grace received approximately $22.2 million in cash subject to a post-closing adjustment to reflect actual proration of certain operating items. Grace’s subsidiaries were issued preferred equity interests with an initial capital balance of approximately $99.8 million in a newly-formed Delaware limited liability company, ARC Hospitality Portfolio II Holdco, LLC, which is the indirect owner of the 20 hotels sold by Grace.

Also in the sale, Senior Mezz received approximately $106.0 million in cash subject to a post-closing adjustment to reflect actual proration of certain operating items. Senior Mezz was issued preferred equity interests with an initial capital balance of approximately $347.3 million in a newly-formed Delaware limited liability company, ARC Hospitality Portfolio I Holdco, LLC, which is the indirect owner of the 96 hotels sold by Senior Mezz.

The buyers assumed approximately $903.9 million of existing mezzanine and mortgage indebtedness of Senior Mezz which indebtedness is related to the 96 hotels sold by Senior Mezz. Selling costs totaled approximately $46.8 million and the carrying value of the hotels at the time of the sale was approximately $1.209 billion.

On March 25, 2015, subsidiaries of Senior Mezz entered into an agreement to sell its remaining 10 hotels for $100 million. The agreement has customary closing conditions and closing is currently scheduled for June 8, 2015. There can be no assurance as to whether or when the sale will close, as to the actual proceeds that will be realized if it does close or as to what the assets might ultimately sell for in an alternate transaction if the pending transaction does not close.

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